Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”), dated as of September 22, 2023 (the “Effective Date”), is entered into by and among Social Leverage Acquisition Corp I, a Delaware corporation (“Parent”), SLAC Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and W3BCLOUD Holdings Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, on July 31, 2022, the Parties entered into a Business Combination Agreement (as amended, the “BCA”);

WHEREAS, pursuant to Section 10.01(a) of the BCA, the BCA may be terminated at any time prior to the Closing (as defined in the BCA) by mutual written consent of Parent and the Company; and

WHEREAS, the Closing has not occurred as of the date hereof and the Parties desire to execute this Agreement in order to mutually terminate the BCA and abandon the transactions contemplated thereby pursuant to Section 10.01(a) of the BCA, with effect immediately as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1. DEFINITIONS. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the BCA.

Article II

TERMINATION

Section 2.1. TERMINATION OF BCA AND ANCILLARY AGREEMENTS.

(a) Effective as of the Effective Date, without any further action of the parties thereto or any other Person, the BCA is hereby terminated pursuant to Section 10.01(a) thereof (the “BCA Termination”), and is hereby void and of no effect, and there shall be no liability or obligation on the part of any Party or their respective Affiliates, officers, directors or stockholders arising out of or pursuant to the BCA, except that, in accordance with Section 10.02 of the BCA, the provisions of Section 8.03(a), Section 8.03(b), Section 10.02 and Article XI of the BCA shall survive the BCA Termination and remain in full force and effect.

(b) The Parties acknowledge and agree that, by virtue of the termination of the BCA, the Ancillary Agreements are hereby terminated in accordance with their terms. The Parties also acknowledge that there are no remaining exclusivity restrictions or other limitations on the other Parties or any other Person with respect to potential transactions with any other Person, whether related to the BCA or otherwise.

Article III

Public communications

Section 3.1. COMMUNICATIONS. Except as provided in Section 3.2 of this Agreement, neither Parent nor the Company, nor any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement, the BCA or the BCA Termination, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Parent, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is (a) required by applicable Law or legal process (including pursuant to U.S. federal securities Laws or the rules of any national securities exchange), in which case, to the extent permitted by Law, Parent or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other Party prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by Parent or the Company, as applicable, in good faith) or (b) made in any pleadings, court papers or in open court in any action brought by one of the Parties or by any other Person.

Section 3.2. FORM 8-K FILING. The Parties acknowledge and agree that, following the execution of this Agreement, Parent may file a Current Report on Form 8-K reporting the execution of this Agreement in a form mutually agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed by any Party); provided that in no event shall the Current Report on Form 8-K be filed later than four (4) business days after the date on which this Agreement is executed.

Article IV

RELEASE

Section 4.1. Release.

(a) Parent, for itself, and on behalf of its Affiliates and its and their respective equity holders, partners, joint venturers, lenders, administrators, representatives, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, predecessors, successors, heirs and assigns (each, in their capacity as such) (the “Parent Releasing Parties”), hereby knowingly, irrevocably, unconditionally, forever and fully releases and discharges the Company and its Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns (each, in their capacity as such) (the “Company Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, foreseen or unforeseen, matured or unmatured (collectively, “Claims”), with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Ancillary Agreements or the transactions contemplated thereby, including, without limitation, any breach of any representation, warranty, covenant or agreement contained in the BCA or the Ancillary Agreements (the “Parent Released Claims”); provided, however, that if a person or entity that is not a party to the BCA or this Agreement (other than any Affiliate of Parent) makes a claim of any sort against Parent or both Parent and the Company, this Agreement does not (i) bar Parent from seeking and, if decided by a Governmental Authority or otherwise agreed by the Company, being awarded indemnity or contribution from the Company or (ii) bar the Company from opposing any claim by Parent for indemnity or contribution; provided, further, that for the avoidance of doubt, nothing contained herein shall be deemed to release any Party for Claims arising under this Agreement or the provisions of the BCA expressly deemed to survive under this Agreement.

(b) The Company, for itself, and on behalf of its Affiliates and its and their respective equity holders, partners, joint venturers, lenders, administrators, representatives, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, predecessors, successors, heirs and assigns (each, in their capacity as such) (the “Company Releasing Parties”), hereby knowingly, irrevocably, unconditionally, forever and fully releases and discharges Parent and its Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns (each, in their capacity as such) (the “Parent Released Parties”), from all Claims with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Ancillary Agreements or the transactions contemplated thereby, including, without limitation, any breach of any representation, warranty, covenant or agreement contained in the BCA or the Ancillary Agreements (the “Company Released Claims” and, together with the Parent Released Claims, the “Released Claims”); provided, however, that if a person or entity that is not a party to the BCA or this Agreement (other than any Affiliate of the Company) makes a claim of any sort against the Company or both Parent and the Company, this Agreement does not (i) bar the Company from seeking and, if decided by a Governmental Authority or otherwise agreed by Parent, being awarded, indemnity or contribution from Parent (ii) bar Parent from opposing any claim by the Company for indemnity or contribution; provided, further, that for the avoidance of doubt, nothing contained herein shall be deemed to release any Party for Claims under this Agreement or the provisions of the BCA expressly deemed to survive under this Agreement.

(c) Parent, on behalf of itself and the Parent Releasing Parties, hereby covenants to the Company not to directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by Parent or the Parent Releasing Parties of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Company Released Party relating to any Released Claim. The Company, on behalf of itself and the Company Releasing Parties, hereby covenants to Parent not to directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by the Company or the Company Releasing Parties of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Parent Released Party relating to any Released Claim.

(d) Each Party acknowledges and understands that hereafter it may discover or appreciate claims, facts, issues or concerns in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this Termination Agreement that may have been hidden, unknowable or concealed and that, if known or suspected at the time of execution of this Termination Agreement, might have materially affected the decision to enter into this Termination Agreement or the release contained herein. The Parent Releasing Parties and the Company Releasing Parties (collectively, the “Releasing Parties”) nevertheless agree that the release and waiver described above applies to any such additional or different claims, facts, issues, or concern. The Releasing Parties further acknowledge that they are familiar with the provisions of California Civil Code Section 1542 (“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”), and specifically waive all rights and release such claims as referenced therein and in any similar statute or law.

Section 4.2. NON-DISPARAGEMENT. For the consideration described herein, each Party agrees that the other Parties’ goodwill and reputation are assets of great value which were obtained through great costs, time and effort. Therefore, each Party agrees that they shall not in any way, directly or indirectly, disparage, criticize, deride, cast in a negative light, libel or defame the other Parties, their owners, directors, officers, affiliates or subsidiaries, their respective business or business practices, services, or employees, nor engage in any activity of any nature which in any way results in any disruption to the routine business of the other Parties, or which is damaging to the reputation of the other Parties, or which is otherwise detrimental to the other Parties’ business activities or relationships. Each Party understands and agrees that non-disparagement is a material term of this release and that any breach of this provision will constitute a material breach of this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES

Section 5.1. REPRESENTATIONS AND WARRANTIES. Each of the Parties represents and warrants to the other Parties that:

(a) it has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof;

(b) it has been represented by legal counsel in the negotiation and joint preparation of this Agreement, has received advice from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect;

(c) it enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by the other Party, apart from those set forth in this Agreement; and

(d) it has the authority, and has obtained all necessary approvals, including but not limited to approval of its Boards of Directors, as necessary, to enter into this Agreement and to perform its obligations set forth in this Agreement.

Article VI

GENERAL PROVISIONS

Section 6.1. FURTHER ASSURANCES. Subject to the other terms and conditions of this Agreement, each Party shall, and shall cause its controlled Affiliates to, and shall direct its representatives to, at the sole cost and expense of the Party making such request, execute and deliver such additional instruments and documents, and take such other actions as may be reasonably necessary or reasonably requested by the Party making such request in order to evidence, confirm and effect the BCA Termination.

Section 6.2. ENTIRE AGREEMENT. Except for the obligations or provisions of the BCA, in each case, expressly deemed to survive under the BCA, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 6.3. THIRD-PARTY BENEFICIARIES. Each Party acknowledges and agrees that each of the Parent Released Parties and the Company Released Parties (collectively, the “Released Parties”) are express third party beneficiaries of the releases and covenants not to sue contained in Article IV of this Agreement and are entitled to enforce rights under such Sections to the same extent that such Released Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the Parties any rights or remedies hereunder.

Section 6.4. CONFIDENTIAL INFORMATION. Parent shall promptly return to the Company or destroy all Evaluation Material (as defined in the Confidentiality Agreement) of the Company subject to and in accordance with the terms of the Confidentiality Agreement.

Section 6.5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6.5 shall be void ab initio.

Section 6.6. MISCELLANEOUS. Section 1.03 (Construction), Section 10.03 (Amendment), Section 10.04 (Waiver), Section 11.01 (Notices), Section 11.03 (Severability), Section 11.07 (Governing Law; Consent to Jurisdiction), Section 11.08 (Waiver of Jury Trial), Section 11.09 (Headings), Section 11.10 (Counterparts; Effectiveness); Section 11.11 (Fees and Expenses), Section 11.12 (Specific Performance) and Section 11.13 (No Recourse) of the BCA are hereby incorporated by reference into this Agreement, mutatis mutandis.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

SOCIAL LEVERAGE ACQUISITION CORP I

By	/s/ Paul Grinberg
Name: Paul Grinberg
Title: Executive Chairman

SLAC MERGER SUB, INC.

By	/s/ Paul Grinberg
Name: Paul Grinberg
Title: President

W3BCLOUD HOLDINGS INC.

By	/s/ Sami Issa
Name: Sami Issa
Title: Chief Executive Officer

[Signature Page to Termination Agreement]